Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
October 28, 2015	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Third Quarter Net Income of $798,587

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the third quarter of 2015.

For the quarter ended September 30, 2015, net income totaled $798,587 or $0.19 per fully diluted share, compared with $714,688 or $0.17 per fully diluted common share earned during the third quarter of 2014.

Earnings for the three months ended September 30, 2015, are 11.7 percent higher compared to the same period in 2014. The increase in earnings results from an increase in net interest income. Net interest income increased from $2,381,095 in the third quarter of 2014 to $2,513,442 in 2015. Most of this increase is due to loan growth. Average loans outstanding increased 3.8 percent, or approximately $7,125,000, between the third quarter of 2014 and the third quarter of 2015. The net interest margin decreased from 4.15 percent to 4.00 percent from the third quarter of 2014 to the third quarter of 2015 due to a change in the average asset mix. Higher yielding loans averaged 80.7 percent of total interest earning assets in the third quarter of 2014 but only averaged 78.2 percent in the third quarter of 2015. As a result overall asset yields dropped from 4.75 percent in 2014 to 4.44 percent in 2015. The cost of funds decreased from 0.66 percent in the third quarter of 2014 to 0.49 percent in the third quarter of 2015 but was not enough to offset the reduction in asset yields. The provision for loan loss reserves decreased from $139,527 in the third quarter of 2014 to a provision of $129,213 in 2015. The decrease in the provision is partially due to a decrease in specific reserves on impaired loans. Noninterest income increased from $628,771 in the third quarter of 2014 to $667,364 for the same period in 2015, a 6.1 percent increase. Noninterest expenses increased from $1,753,022 in the third quarter of 2014 to $1,799,660 in 2015, a 2.7 percent increase.

Loan loss reserves were $3,567,517 or 1.80 percent of total loans as of September 30, 2015. Non-performing assets were 0.67 percent of total assets at September 30, 2015, compared to 1.39 percent on that date in 2014. At September 30, 2015, the allowance for loan loss reserves equaled 97 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $276,915,968 as of September 30, 2015, an increase of 10.7 percent from the $250,056,330 reported as of September 30, 2014. Total deposits were $229,949,498 at quarter-end 2015, a 12.3 percent increase from the $204,720,550 reported at the end of the third quarter of 2014. Net loans increased 3.4 percent to $195,175,423, compared to $188,813,973 at September 30, 2014.

Net income for the nine months ended September 30, 2015, was $2,266,957 or $0.54 per diluted share, compared to $2,158,867 or $0.52 per diluted share, for the same period in 2014.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia. The Bank has Loan Production Offices at 1328 North Bridge Street in Elkin, North Carolina and 717 Main Street in North Wilkesboro, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance and provides full-service brokerage and investment services through its wholly owned subsidiary Surrey Investment Services, Inc. The insurance division, dba SB&T Insurance, is located at 199 North Renfro Street in Mount Airy. The brokerage division which operates through an association with LPL Financial, is located at 145 North Renfro Street in Mount Airy. The Bank also has a subsidiary sales finance company, Freedom Finance, LLC, located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	September 30, 2015	December 31, 2014	September 30, 2014
	(unaudited)		(unaudited)
Total assets	$276,916	$253,201	$252,875
Total loans	198,743	193,104	192,467
Investments	61,535	43,510	42,783
Deposits	229,949	206,667	204,721
Borrowed funds	4,250	6,250	7,750
Stockholders’ equity	38,880	36,771	36,282
Non-performing assets to total assets	0.63%	1.29%	1.39%
Loans past due more than 90 days to total loans	0.06%	0.03%	0.05%
Allowance for loan losses to total loans	1.80%	1.84%	1.90%
Book value per common share	$9.86	$9.27	$9.15

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Interest income	$2,792	$2,724	$8,238	$8,036
Interest expense	279	343	864	1,034
Net interest income	2,513	2,381	7,374	7,002
Provision for loan losses	129	139	86	133
Net interest income after provision for loan losses	2,384	2,242	7,288	6,869
Noninterest income	667	628	1,918	1,942
Noninterest expense	1,800	1,753	5,670	5,418
Net income before taxes	1,251	1,117	3,536	3,393
Provision for income taxes	453	403	1,269	1,234
Net income	798	714	2,267	2,159
Preferred stock dividend declared	46	46	137	137
Net income available to common shareholders	$752	$668	$2,130	$2,022
Basic net income per share	$0.21	$0.19	$0.60	$0.57
Diluted net income per share	$0.19	$0.17	$0.54	$0.52
Return on average total assets	1.19%	1.14%	1.17%	1.16%
Return on average total equity	8.26%	7.92%	7.97%	8.15%
Yield on average interest earning assets	4.44%	4.75%	4.57%	4.67%
Cost of funds	0.49%	0.66%	0.53%	0.66%
Net yield on average interest earning assets	4.00%	4.15%	4.09%	4.07%
Overhead efficiency ratio	56.58%	58.247%	61.02%	60.57%
Net charge-offs (recoveries)/average loans	0.13%	0.01%	0.04%	-0.08%

(1)	Annualized for all periods presented.